Contact: Jerald L. Shaw, President and Chief Executive Officer Terri L. Degner, EVP and Chief Financial Officer Anchor Bancorp (360) 491-2250

ANCHOR BANCORP
REPORTS RESULTS OF OPERATIONS FOR THE THIRD FISCAL QUARTER OF 2016

Lacey, WA (April 25, 2016) - Anchor Bancorp (NASDAQ - ANCB) (“Company”), the holding company for Anchor Bank (“Bank”), today reported third quarter earnings for the fiscal year ending June 30, 2016.  For the quarter ended March 31, 2016, the Company reported net income of $101,000 or $0.04 per diluted share, compared to net income of $305,000 or $0.12 per diluted share for the quarter ended March 31, 2015. For the nine months ended March 31, 2016, the Company reported net income of $160,000 or $0.07 per diluted share, compared to net income of $9.2 million or $3.72 per diluted share for the nine months ended March 31, 2015, which included an $8.3 million tax benefit related to the reversal of the valuation allowance on deferred tax assets ("DTA").

“Our continued growth in loans reflects the strength in our markets. This quarter our loans grew $15.0 million or 4.8%; with year to date growth of $43.1 million or 15.2%. Our increased loan production continues to have a positive impact by increasing our interest and fee income,” stated Jerald L. Shaw, President and Chief Executive Officer. “Our net interest margin continues to be strong at 4.10% as we reduce our overall cost of funds. Our compensation expenses are elevated again this quarter by $496,000 of stock-based compensation expense related to our stock incentive plan adopted in the second quarter of fiscal 2016. This expense is down from our prior quarter and is expected to continue to decrease," stated Mr. Shaw.

Fiscal Third Quarter Highlights

•
Loans receivable, net increased $43.1 million or 15.2% to $326.6 million at March 31, 2016 from $283.4 million at June 30, 2015 and increased $15.0 million or 4.8% from $311.5 million at December 31, 2015;

•	Deposits increased $3.3 million or 1.1% to $303.2 million at March 31, 2016 from $299.8 million at June 30, 2015 and increased $426,000 or 0.1% from $302.7 million at December 31, 2015;
•	Net interest margin ("NIM") remained strong at 4.10% for the quarter ended March 31, 2016 compared to 4.07% for the quarter ended March 31, 2015, and 4.08% for the quarter ended December 31, 2015; and
•
Book value per share at March 31, 2016, increased to $26.07 from $25.69 at June 30, 2015, and $25.48 at March 31, 2015 as we repurchased 50,000 shares since June 30, 2015, at an average price of $21.89 per share.

Credit Quality

Total delinquent loans (past due 30 days or more), increased $600,000 to $4.2 million at March 31, 2016 from $3.6 million at June 30, 2015 primarily due to one commercial real estate loan of $543,000 that became nonperforming during the quarter. The Company recorded a $75,000 provision for loan losses for the quarter ended March 31, 2016 compared to no provision for the quarter ended March 31, 2015 as a result of increases in our loan portfolio and in nonperforming loans.  The allowance for loan losses of $4.0 million at March 31, 2016 represented 1.2% of loans receivable and 152.6% of nonperforming loans. This compares to an allowance of $3.7 million at June 30, 2015, representing 1.3% of loans receivable and 185.0% of nonperforming loans.

Anchor Bancorp
April 25, 2016

Nonperforming loans increased to $2.6 million at March 31, 2016, from $2.0 million at June 30, 2015, and were $2.6 million at March 31, 2015.  Nonperforming loans consisted of the following at the dates indicated:

	March 31, 2016	June 30, 2015	March 31, 2015

	(In thousands)
Real estate:
One-to-four family	$1,903	$1,263	$2,104
Multi-family	—	—	351
Commercial	543	—	—
Total real estate	2,446	1,263	2,455
Consumer:
Home equity	16	—	—
Credit cards	15	6	6
Other	29	31	31
Total consumer	60	37	37
Business:
Commercial business	99	711	122
Total	$2,605	$2,011	$2,614

We restructure our delinquent loans, when appropriate, so our borrowers can continue to make payments while minimizing the Company's potential loss.  As of March 31, 2016, June 30, 2015, and March 31, 2015, there were 38, 39, and 42 loans, respectively, with aggregate net principal balances of $9.0 million, $9.8 million, and $10.6 million, respectively, classified as “troubled debt restructurings,” of which, $980,000, $902,000, and $1.2 million, respectively, were included in the nonperforming loans above.

As of March 31, 2016, the Company had six real estate owned ("REO") properties with an aggregate book value of $468,000 compared to eight properties with an aggregate book value of $797,000 at June 30, 2015, and 10 properties with an aggregate book value of $676,000 at March 31, 2015.  The decrease in the aggregate book value of REO properties during the quarter ended March 31, 2016 from the prior quarter was primarily attributable to sales of two one-to-four family homes for a total of $334,000 resulting in a gain on sale of $61,000.  At March 31, 2016, the largest REO property was a one-to-four family home in Grays Harbor County, Washington with a carrying value of $157,000.

Anchor Bancorp
April 25, 2016

Capital

As of March 31, 2016, the Bank exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Common Equity Tier 1 Capital ("CET1"), Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios of 13.8%, 15.4%, 15.4% and 16.5% respectively.  As of March 31, 2015, the Bank's Tier 1 Leverage-Based Capital, Common Equity Tier 1 Capital ("CET1"), Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios were 16.3%, 19.0%, 19.0%, and 20.2%, respectively.

Anchor Bancorp exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, CET1, Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios of 15.2%, 17.0%, 17.0% and 18.1% as of March 31, 2016.  As of March 31, 2015, the Company's Tier 1 Leverage-Based Capital, Common Equity Tier 1 Capital ("CET1"), Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios were 16.7%, 19.5%, 19.5% and 20.7%, respectively.

Balance Sheet Review

Total assets increased by $40.8 million or 10.8% to $420.0 million at March 31, 2016 from $379.2 million at June 30, 2015. Securities available-for-sale and held-to-maturity decreased $4.7 million or 15.8% and $1.1 million or 14.4%, respectively.  The decreases in these portfolios were primarily the result of contractual principal repayments.  Cash and cash equivalents increased by $3.2 million or 22.1% to $17.6 million at March 31, 2016, from $14.5 million at June 30, 2015.

Loans receivable, net, increased $43.1 million or 15.2% to $326.6 million at March 31, 2016 from $283.4 million at June 30, 2015 as a result of new loan production exceeding principal reductions.  Multi-family loans increased $13.9 million or 32.2% to $57.2 million at March 31, 2016 from $43.2 million at June 30, 2015, primarily due to the purchase of $22.8 million in multi-family loans, partially offset by the reclassification of $14.4 million of multi-family loans to one-to-four family loans.  The loan purchase consisted of 12 multi-family projects in King and Pierce Counties.  All properties met our underwriting standards and each property was independently visited and re-underwritten. Commercial real estate loans increased $11.2 million or 8.7% to $139.5 million from $128.3 million.  Commercial business loans increased $10.5 million or 55.2% to $29.5 million from $19.0 million at June 30, 2015 due to an increased focus in this area. One-to-four family loans increased $4.8 million or 8.2% to $62.7 million from $57.9 million at June 30, 2015, due primarily to the reclassification discussed above. Construction loans increased $3.1 million or 26.8% to $14.8 million at March 31, 2016 from $11.7 million at June 30, 2015.  Land loans increased $2.0 million or 49.6% to $6.1 million from $4.1 million at June 30, 2015.  Consumer loans decreased $1.8 million or 7.7% to $22.1 million at March 31, 2016 from $23.9 million at June 30, 2015.

Anchor Bancorp
April 25, 2016

Loans receivable consisted of the following at the dates indicated:

	March 31, 2016	June 30, 2015	March 31, 2015
	(In thousands)
Real estate:
One-to-four family	$62,716	$57,944	$59,863
Multi-family	57,169	43,249	42,015
Commercial	139,462	128,306	112,358
Construction	14,870	11,731	22,010
Land loans	6,086	4,069	4,130
Total real estate	280,303	245,299	240,376

Consumer:
Home equity	16,469	17,604	18,512
Credit cards	2,976	3,289	3,233
Automobile	538	686	776
Other consumer	2,109	2,347	2,299
Total consumer	22,092	23,926	24,820

Business:
Commercial business	29,460	18,987	17,276

Total Loans	331,855	288,212	282,472

Less:
Deferred loan fees	1,319	1,047	1,062
Allowance for loan losses	3,974	3,721	3,818
Loans receivable, net	$326,562	$283,444	$277,592

Anchor Bancorp
April 25, 2016

Total liabilities increased $40.4 million between June 30, 2015 and March 31, 2016, primarily as the result of a $35.5 million increase in Federal Home Loan Bank ("FHLB") advances and $3.3 million increase in deposits.

Deposits consisted of the following at the dates indicated:

	March 31, 2016		June 30, 2015		March 31, 2015
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Noninterest-bearing demand deposits	$51,970	17.2%	$44,719	15.0%	$42,208	14.1%
Interest-bearing demand deposits	26,138	8.6	22,448	7.5	22,084	7.4
Money market accounts	59,759	19.7	63,916	21.3	64,876	21.8
Savings deposits	45,467	15.0	42,399	14.1	41,864	14.0
Certificates of deposit	119,822	39.5	126,330	42.1	127,193	42.7
Total deposits	$303,156	100.0%	$299,812	100.0%	$298,225	100.0%

Total stockholders' equity increased $378,000 or 0.59% to $64.1 million at March 31, 2016 from $63.7 million at June 30, 2015. On October 21, 2015, shareholders approved the Anchor Bancorp 2015 Equity Incentive Plan (the "Plan").  This increase was partially offset by the $1.1 million used to repurchase 50,000 shares of our common stock during the nine month period ended March 31, 2016 under our 2015 share repurchase plan, at an average price of $21.89 per share.  On March 11, 2016, the Company announced that its board of directors authorized its 2016 share repurchase plan for the repurchase of 77,500 shares of the Company's common stock, none of which had been repurchased as of March 31, 2016.  Accumulated other comprehensive loss decreased $111,000 to $600,000 as a result of unrealized valuation changes on investments available-for-sale.

Operating Results

Net interest income. Net interest income before the provision for loan losses increased $289,000 or 8.4% to $3.7 million for the quarter ended March 31, 2016 compared to the same period last year primarily as a result of the $317,000 or 8.1% increase in loan interest income, including fees, partially offset by an increase of $41,000 or 164.0% to $66,000 from $25,000 for the cost of FHLB advances.

The Company's NIM increased three basis points to 4.10% for the quarter ended March 31, 2016 from 4.07% for the comparable period in 2015 despite a three basis point decrease in the average yield on interest-earning assets to 4.86% for the quarter ended March 31, 2016 compared to 4.89% for the same period in 2015.  The improvement in our net interest margin compared to the same quarter last year primarily reflects reductions in the weighted average cost of FHLB advances to 0.80% for the quarter ended March 31, 2016, compared to 1.04% for the quarter ended March 31, 2015.  The average balance of loans receivable, net increased $40.3 million for the quarter ended March 31, 2016 compared to the same quarter last year. The weighted average cost of interest-bearing liabilities decreased eight basis points to 0.96% for the quarter ended March 31, 2016 compared to 1.04% for the same period in the prior year.  The average yield on interest-earning assets decreased four basis points to 4.91% for the nine months ended March 31, 2016 compared to 4.95% for the same period in the prior year.  The decrease in the average yield on interest earnings assets was primarily the result of the yield on loans receivable, net, decreasing 22 basis points to 5.46% for the nine months ended March 31, 2016 compared to 5.68% for the same period in the prior year. The average cost of interest-bearing liabilities decreased 13 basis points to 1.02% for the nine months ended March 31, 2016 compared to 1.15% for the same period of the prior year.

Provision for loan losses. In connection with its analysis of the loan portfolio, management determined that a $75,000 provision for loan losses was required for the quarter ended March 31, 2016 compared to none for the quarter ended March 31, 2015, reflecting our recent loan growth and the increase in nonperforming loans.  Provision for loan losses for the nine months ended March 31, 2016 was $165,000 and none for the same period last year.

Anchor Bancorp
April 25, 2016

Noninterest income. Noninterest income increased $109,000 or 13.0% to $948,000 for the quarter ended March 31, 2016 compared to $839,000 for the same quarter a year ago. The increase was primarily due to other loan fees increasing $51,000 from increased loan production and other income increasing $75,000 primarily due to higher paper statement charges compared to the same quarter a year ago. Noninterest income increased $307,000 or 10.8% to $3.2 million during the nine months ended March 31, 2016 compared to $2.8 million for the same period in 2015.

Noninterest expense. Noninterest expense increased $633,000 or 16.5% to $4.5 million for the three months ended March 31, 2016 from $3.8 million for the three months ended March 31, 2015.  The increase in noninterest expense was primarily due to a$474,000 increase in compensation benefits primarily due to $496,000 of stock based compensation awarded under the Plan during the quarter ended March 31, 2016.  Gain on sale of REO decreased $100,000 or 62.1% to $61,000 from $161,000 for the same quarter last year.  Marketing expenses increased $88,000 to $234,000 for the three months ended March 31, 2016 from $146,000 for the three months ended March 31, 2015 primarily due to our new checking account and home equity loan campaigns.  Noninterest expense increased $1.4 million or 11.2% to $13.5 million during the nine months ended March 31, 2016 compared to $12.2 million for the same period in 2015.

About the Company
Anchor Bancorp is headquartered in Lacey, Washington and is the parent company of Anchor Bank, a community-based savings bank primarily serving Western Washington through its 10 full-service banking offices (including one Wal-Mart in-store location) within Grays Harbor, Thurston, Lewis, Pierce and Mason counties, Washington. The Company's common stock is traded on the NASDAQ Global Market under the symbol "ANCB" and is included in the Russell 2000 Index. For more information, visit the Company's web site www.anchornetbank.com.

Forward-Looking Statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; results of examinations of us by the Federal Reserve Bank of San Francisco and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; and other factors described in the Company’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission ("SEC")-which are available on our website at www.anchornetbank.com and on the SEC’s website at www.sec.gov. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2016 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

Anchor Bancorp
April 25, 2016

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in thousands) (unaudited)	March 31, 2016	June 30, 2015
ASSETS
Cash and cash equivalents	$17,641	$14,450
Securities available-for-sale, at fair value	24,899	29,565
Securities held-to-maturity, at amortized cost	6,523	7,617
Loans held for sale	885	505
Loans receivable, net of allowance for loan losses of $3,974 and $3,721	326,562	283,444
Bank owned life insurance investment, net of surrender charges	19,389	19,001
Accrued interest receivable	1,080	1,069
Real estate owned, net	468	797
Federal Home Loan Bank (FHLB) stock, at cost	2,299	853
Property, premises and equipment, net	10,058	10,370
Deferred tax asset, net	8,889	8,867
Prepaid expenses and other assets	1,309	2,692
Total assets	$420,002	$379,230

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$51,970	$44,719
Interest-bearing	251,186	255,093
Total deposits	303,156	299,812

FHLB advances	45,500	10,000
Advance payments by borrowers for taxes and insurance	1,029	1,002
Supplemental Executive Retirement Plan liability	1,180	1,814
Accounts payable and other liabilities	5,036	2,879
Total liabilities	355,901	315,507

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value per share authorized 5,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share, authorized 45,000,000 shares; 2,593,303 issued and 2,458,486 outstanding at March 31, 2016 and 2,550,000 issued and 2,480,865 outstanding at June 30, 2015	26	25
Additional paid-in capital	23,460	23,404
Retained earnings	41,899	41,741
Unearned Employee Stock Ownership Plan (ESOP) shares	(684)	(736)
Accumulated other comprehensive loss, net of tax	(600)	(711)
Total stockholders’ equity	64,101	63,723
Total liabilities and stockholders’ equity	$420,002	$379,230

Anchor Bancorp
April 25, 2016

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME (Dollars in thousands, except per share data) (unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015
Interest income:
Loans receivable, including fees	$4,231	$3,914	$12,273	$12,019
Securities	15	13	52	42
Mortgage-backed securities	174	202	520	628
Total interest income	4,420	4,129	12,845	12,689
Interest expense:
Deposits	627	666	1,969	2,053
FHLB advances	66	25	128	317
Total interest expense	693	691	2,097	2,370
Net interest income before provision for loan losses	3,727	3,438	10,748	10,319
Provision for loan losses	75	—	165	—
Net interest income after provision for loan losses	3,652	3,438	10,583	10,319
Noninterest income:
Deposit service fees	315	315	1,018	1,045
Other deposit fees	172	188	530	552
Gain on sale of investments	—	—	—	47
Other loan fees	189	138	517	426
(Loss) gain on sale of loans	(1)	(10)	127	(20)
Bank owned life insurance investment	124	134	413	407
Other income	149	74	550	391
Total noninterest income	948	839	3,155	2,848
Noninterest expense:
Compensation and benefits	2,483	2,009	7,318	5,977
General and administrative expenses	735	662	2,463	2,031
Real estate owned impairment	9	20	51	150
Real estate owned holding costs	20	31	43	247
Federal Deposit Insurance Corporation insurance premiums	66	65	198	311
Information technology	435	434	1,292	1,302
Occupancy and equipment	455	486	1,394	1,431
Deposit services	99	89	334	471
Marketing	234	146	490	456
Loss on sale of property, premises and equipment	2	63	6	62
Gain on sale of real estate owned	(61)	(161)	(57)	(269)
Total noninterest expense	4,477	3,844	13,532	12,169
Income before provision for income taxes	123	433	206	998
Provision (benefit) for income taxes	22	128	46	(8,205)
Net income	$101	$305	$160	$9,203
Basic earnings per share	$0.04	$0.12	$0.07	$3.72
Diluted earnings per share	$0.04	$0.12	$0.07	$3.72
Weighted average number of basic shares outstanding	2,456,784	2,478,283	2,455,274	2,476,562
Weighted average number of diluted shares outstanding	2,468,471	2,478,283	2,457,169	2,476,562

Anchor Bancorp
April 25, 2016

	As of or For the Quarter Ended (unaudited)
	March 31, 2016	December 31, 2015	June 30, 2015	March 31, 2015
	(Dollars in thousands)
SELECTED PERFORMANCE RATIOS
Return (loss) on average assets (1)	0.10%	(0.31)%	0.67%	0.33%
Return (loss) on average equity (2)	0.70	(2.01)	4.82	2.32
Average equity-to-average assets (3)	14.56	15.17	13.96	14.15
Interest rate spread(4)	3.90	3.86	3.92	3.85
Net interest margin (5)	4.10	4.08	4.14	4.07
Efficiency ratio (6)	95.8	107.1	90.1	89.9
Average interest-earning assets to average interest-bearing liabilities	126.3	126.8	126.3	127.0
Other operating expenses as a percent of average total assets	4.5	5.3	5.0	4.1
Book value per common share	$26.07	$25.86	$25.69	$25.48
Tangible book value per common share (7)	$25.98	$25.76	$25.59	$25.37

CAPITAL RATIOS (Anchor Bank)
Tier 1 leverage	13.8%	14.3%	14.3%	16.3%
Common equity tier 1 capital	15.4	16.0	16.2	19.0
Tier 1 risk-based	15.4	16.0	16.2	19.0
Total risk-based	16.5	17.2	17.4	20.2

ASSET QUALITY
Nonaccrual and loans 90 days or more past due and still accruing interest as a percent of total loans	0.8	0.9	0.7	0.9
Allowance for loan losses as a percent of total loans	1.2	1.2	1.3	1.4
Allowance as a percent of total nonperforming loans	152.6	143.2	185.0	146.1
Nonperforming assets as a percent of total assets	0.7	0.8	0.7	0.9
Net (recoveries) charge-offs to average outstanding loans	(0.01)	(0.04)	0.03	0.06
Classified loans	$3,193	$3,321	$3,682	$5,093
_____________________

(1)	Net income (loss) divided by average total assets, annualized.
(2)	Net income (loss) divided by average equity, annualized.
(3)	Average equity divided by average total assets.
(4)	Difference between weighted average yield on interest-earning assets and weighted average rate on interest-bearing liabilities.
(5)	Net interest income as a percentage of average interest-earning assets.
(6)	Noninterest expense divided by the sum of net interest income and noninterest income.
(7)
Tangible book value per common share excludes intangible assets.  Tangible assets excludes intangible assets.  These ratios represent non-GAAP financial measures.  See also Non-GAAP Financial Measures reconciliation tables below.

Anchor Bancorp
April 25, 2016

Non-GAAP Financial Measures:
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP”), this earnings release contains the ratio of tangible common stockholders’ equity to tangible assets, a non-GAAP financial measure. We calculate tangible common equity by excluding intangible assets from stockholders’ equity. We calculate tangible assets by excluding the balance of intangible assets from total assets. The Company believes that this is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents these measures to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

	March 31, 2016	December 31, 2015	June 30, 2015	March 31, 2015
	(In thousands)

Stockholders' equity	$64,101	$63,285	$63,723	$63,167
Less: intangible assets	218	242	235	265
Tangible common stockholders' equity	$63,883	$63,043	$63,488	$62,902

Total assets	$420,002	$399,421	$379,230	$378,289
Less: intangible assets	218	242	235	265
Tangible assets	$419,784	$399,179	$378,995	$378,024